EXHIBIT 99.1
PRESS RELEASE

                                                    Contact:
                                                   Trisha Tuntland
                                                   Director of Investor Relations
                                                   Cabot Microelectronics Corporation
                                                     (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG RESULTS, INCLUDING RECORD REVENUE, FOR FIRST QUARTER OF FISCAL 2018
•	Revenue of $140.0 Million, 13.6 Percent Higher Than Last Year
•	GAAP Gross Profit Margin of 52.9 Percent of Revenue; Non-GAAP 53.8 Percent, Up 290 Basis Points Compared to Last Year
•	GAAP Loss Per Share of $0.12 Reflects Impact of Tax Reform; Record Non-GAAP Earnings Per Share of $1.19, Up 29.3 Percent Compared to Last Year
•	Cash Flow From Operations of $30.6 Million

AURORA, IL, January 25, 2018 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pads supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2018, which ended December 31, 2017.

Total revenue during the first fiscal quarter was $140.0 million, 13.6 percent higher than in the same quarter last year, and a record level for the company. This included record quarterly revenue in its tungsten slurry and pads product areas, and significant revenue growth from its dielectrics slurries. Gross profit margin was 52.9 percent of revenue; non-GAAP gross profit margin was 53.8 percent of revenue, excluding amortization expense related to the company's October 2015 acquisition of NexPlanar Corporation, up 290 basis points compared to last year. The company reported a diluted loss per share of $0.12 due to the impact of the enactment of the Tax Cuts and Jobs Act in December 2017 in the United States ("tax reform"); record non-GAAP diluted earnings per share were $1.19, excluding the one-time impact of tax reform and the amortization expense, representing an increase of 29.3 percent compared to the same quarter last year. Cash flow from operations was $30.6 million.

"We are pleased with our performance in the first quarter of fiscal 2018, as we achieved another record level of quarterly revenue and very strong operating performance, driven by the continued successful execution of our strategic initiatives and healthy semiconductor industry demand," said David Li, President and CEO of Cabot Microelectronics. "During the quarter, we continued our momentum from last year in three key product areas – CMP slurries for polishing tungsten, dielectrics slurries, and CMP pads. In particular, we continued to grow with the ramp of our customers' advanced technologies, including 3D NAND and FinFET, and to deliver our innovative, high-quality CMP solutions across a wide range of other memory and logic applications. As a result, we achieved significant year-over-year growth in each of these three key product areas."

Mr. Li continued, "Looking ahead, I am confident that we are well-positioned for continued profitable growth. We believe that ongoing effective execution in our key product areas, combined with our focused business model and global resources, capabilities and infrastructure, continue to differentiate us among leading suppliers of specialty materials to the semiconductor industry, and position us well to deliver another year of strong performance."

Key Financial Information

The company's record revenue of $140.0 million in the first fiscal quarter represents an increase of 13.6 percent from $123.3 million in the same quarter last year. The company achieved record quarterly revenue in its tungsten slurry and pads product areas, which grew 13.7 percent and 16.5 percent year-over-year, respectively. Revenue from the company's dielectrics slurry product area grew 8.4 percent.

Gross profit for the quarter was 52.9 percent of revenue, compared to 49.9 percent of revenue reported in the same quarter a year ago. Gross profit this quarter included $1.2 million of NexPlanar amortization expense; excluding this, non-GAAP gross profit was 53.8 percent of revenue, up 290 basis points compared to last year. Factors impacting gross profit this quarter compared to last year include higher sales volume and a higher valued product mix, partially offset by higher fixed manufacturing costs, including higher incentive compensation expense. The company's full fiscal year GAAP gross profit guidance range of 50 to 52 percent of revenue remains unchanged. This includes approximately 100 basis points of NexPlanar amortization expense.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $36.9 million in the first fiscal quarter, including $0.5 million of NexPlanar amortization expense. Operating expenses were $3.5 million higher than the $33.4 million reported in the same quarter a year ago, primarily due to higher staffing related expenses, including costs related to the company's CFO transition and higher incentive compensation expense. The company currently expects its GAAP operating expenses for the full fiscal year to be between $145 million and $150 million; the prior guidance range was $142 million to $147 million. This includes approximately $2 million of NexPlanar amortization expense.

Operating income for the first fiscal quarter represented 26.5 percent of revenue, which was 370 basis points higher than in the same quarter last year. The significant year-over-year increase represents operating leverage driven by revenue growth, combined with the company's ongoing attention to controlling costs.

The company's effective tax rate for the first fiscal quarter was 108.4 percent, compared to 20.3 percent in the same quarter last year. The significant increase is primarily related to tax reform, the one-time impact of which increased the company's income tax expense by approximately $32.9 million. The company currently expects its effective tax rate for the rest of the fiscal year to be within the range of 21 to 24 percent. Before the enactment of tax reform, the company had estimated 24 to 27 percent for the full fiscal year.

The company reported a net loss for the quarter of $3.1 million, or net income of $31.1 million on a non-GAAP basis, excluding the one-time impact of tax reform and the referenced amortization expense. Non-GAAP net income was 33.3 percent higher than in the same quarter last year, and increased primarily due to higher revenue and a higher gross profit margin, partially offset by higher operating expenses.

The company reported a diluted loss per share of $0.12 this quarter, or diluted earnings per share of $1.19 on a non-GAAP basis, excluding the one-time impact of tax reform and referenced amortization expense. Non-GAAP diluted earnings per share were 29.3 percent higher than in the first quarter of fiscal 2017.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. can dial (973) 638-3236. The conference code for the call is 2284727. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share excluding the one-time effects of the enactment of the Tax Cuts and Jobs Act in December 2017 in the United States ("tax reform"), and amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the one-time impact of tax reform and NexPlanar amortization expenses are not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding these effects. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pads supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,150 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events; regulatory or legislative activity, including the enactment of the Tax Cuts and Jobs Act in December 2017 in the United States.; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate, including the effects of tax reform in the US; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31, 2017	September 30, 2017	December 31, 2016

Revenue	$139,979	$136,784	$123,254

Cost of goods sold	65,965	66,734	61,749

Gross profit	74,014	70,050	61,505

Operating expenses:

Research, development & technical	12,151	13,839	13,396

Selling & marketing	5,836	8,680	7,552

General & administrative	18,915	14,489	12,496

Total operating expenses	36,902	37,008	33,444

Operating income	37,112	33,042	28,061

Interest expense	1,132	1,127	1,150

Other income, net	672	798	996

Income before income taxes	36,652	32,713	27,907

Provision for income taxes	39,735	6,211	5,676

Net income (loss)	$(3,083)	$26,502	$22,231

Income (loss) available to common shareholders	$(3,072)	$26,434	$22,129

Basic earnings (loss) per share	$(0.12)	$1.05	$0.90

Weighted average basic shares outstanding	25,326	25,236	24,583

Diluted earnings (loss) per share	$(0.12)	$1.03	$0.88

Weighted average diluted shares outstanding	25,326	25,710	25,072

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2017	2017
ASSETS:

Current assets:
Cash and cash equivalents	$377,230	$397,890
Short-term available-for-sale securities	48,272	-
Accounts receivable, net	69,871	64,793
Inventories, net	73,982	71,873
Other current assets	18,688	16,426
Total current assets	588,043	550,982

Property, plant and equipment, net	107,748	106,361
Other long-term assets	162,208	176,757
Total assets	$857,999	$834,100

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$14,974	$17,624
Current portion of long-term debt	16,406	10,938
Accrued expenses, income taxes payable and other current liabilities	58,720	62,651
Total current liabilities	90,100	91,213

Long-term debt, net of current portion	124,310	132,997
Other long-term liabilities	41,921	14,853
Total liabilities	256,331	239,063

Stockholders' equity	601,668	595,037
Total liabilities and stockholders' equity	$857,999	$834,100

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income (Loss) and Diluted Earnings (Loss) Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot Microelectronics Corporation press release dated January 25, 2018.

	Three Months Ended December 31, 2017

	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$74,014	$1,236	$75,250
Gross profit as a percentage of revenue (1)	52.9%		53.8%

Net income (loss) (2)	$(3,083)	$34,143	$31,060

Diluted earnings (loss) per share (3)	$(0.12)	$1.31	$1.19

(1) Non-GAAP gross profit as a percentage of revenue for the three months ended December 31, 2017 excludes $1,236 of NexPlanar amortization expense.

(2) Non-GAAP net income for the three months ended December 31, 2017 excludes the item mentioned above in (1) plus $468 of NexPlanar amortization expense recorded in operating expenses and $32,880 of one-time tax expense due to U.S. tax reform enacted on December 22, 2017. These adjustments are partially offset by a $441 increase in the provision for income taxes related to excluding NexPlanar amortization.

(3) Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income. The one-time impact of tax reform reduced diluted earnings per share by $1.26.